EXHIBIT 11

                         EARNINGS PER SHARE CALCULATION


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

                                                                  For the Three Months                    For the Six Months
                                                                     Ended June 30,                         Ended June 30,
                                                              ---------------------------            ------------------------------

                                                                  1997              1996                  1997               1996
                                                                  ----              ----                  ----               ----

Net Income.........................................           $  468,954        $  423,127           $  914,307          $  735,505
                                                               =========         =========            =========           =========

Weighted Average Shares Outstanding................            2,524,148         2,804,494            2,522,120           2,802,466

Common stock equivalents due to dilutive
  effect of stock options..........................               47,871                --               48,285                  --
                                                               ---------         ---------            ---------           ---------


Total weighted average common shares
  and equivalents outstanding......................            2,572,019         2,804,494            2,570,405           2,802,466
                                                               =========         =========            =========           =========

Primary Earnings Per Share.........................           $     0.18        $     0.15           $     0.36          $     0.26
                                                               =========         =========            =========           =========

Weighted Average Shares Outstanding................            2,524,148         2,804,494            2,522,120           2,802,466

Common stock equivalents due to dilutive effect of
  stock options using end of period market value
  versus  average market value for period when
  utilizing the treasury stock method regarding
  stock options....................................               73,972                --               61,600                  --
                                                               ---------         ---------            ---------           ---------

Total weighted average common shares
  and equivalents outstanding for fully
  diluted computation..............................            2,598,120         2,804,494            2,583,720           2,802,466
                                                               =========         =========            =========           =========

Fully diluted earnings per share...................           $     0.18        $     0.15           $     0.35          $     0.26
                                                               =========         =========            =========           =========

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